Euramax International, Inc.

5445 Triangle Parkway, Suite 350

Norcross, Georgia 30092

(770) 449-7066

December 20, 2011

Via Electronic Transmission

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Pamela A. Long

Re:                             Euramax International, Inc.

Registration Statement on Form S-4

File No. 333-176561

Dear Ms. Long:

Euramax International, Inc. (the “Company”) hereby withdraws its prior request, as set forth in the Company’s letter dated December 16, 2011, to accelerate the effective date of the above-referenced Registration Statement on Form S-4 to 4:30 p.m. E.T. on December 19, 2011.

[Signature page follows]

Very truly yours,

EURAMAX INTERNATIONAL, INC.

By:	/s/ R. Scott Vansant
	Name:	R. Scott Vansant
	Title:	Vice President and Chief Financial Officer

cc:                     Era Anagnosti, Securities and Exchange Commission

Michael A. Levitt, Esq., Fried, Frank, Harris, Shriver & Jacobson LLP